AGREEMENT OF PURCHASE AND SALE OF STOCK

                                    INDEX

ARTICLE I.    PURCHASE AND SALE OF STOCK
     1.1      Sale and Transfer of Shares
     1.2      Consideration

ARTICLE II.   SELLERS' REPRESENTATIONS AND WARRANTIES
     2.1      Representations and Warranties of the Sellers
     2.2      Organization, Standing and Qualification of Company(ies)
     2.3      Capital Structure.
     2.4      Centradas' Title to Shares.
     2.5      Subsidiaries.
     2.6      Financial Statements.
     2.7      Absence of Material Financial Changes.
     2.8      Absence of Undisclosed Liabilities.
     2.9      Tax Returns and Audits.
     2.10     Inventory.
     2.11     Other Tangible Personal Property.
     2.12     Accounts Receivable.
     2.13     Title to Assets.
     2.14     Customers and Sales.
     2.15     Suppliers and Purchases.
     2.16     Insurance Policies.
     2.17     Litigation.
     2.18     Default.
     2.19     Authority and Consents.
     2.20     Corporate Documents.
     2.21     Employment Contracts and Benefits.
     2.22     Bank Accounts.
     2.23     Labor Matters.
     2.24     Environmental Matters.
     2.25     Compliance.
     2.26     Intercompany Liabilities
     2.27     Disclosure.

ARTICLE III.  IMPCO'S REPRESENTATIONS AND WARRANTIES
     3.1      Organization, Good Standing, Approval.
     3.2      Approval.

ARTICLE IV.   SELLERS' AND MEDIA'S OBLIGATIONS PRIOR TO CLOSING DATE
     4.1      IMPCO's Access to Premises and Information.
     4.2      Conduct of Business in Normal Course.
     4.3      Preservation of Business and Relationships.

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     4.4      Corporate Matters.
     4.5      Maintenance of Insurance.
     4.6      Employees and Compensation.
     4.7      New Transactions.
     4.8      Dividends, Distributions and Acquisitions of Stock.
     4.9      Payment of Liabilities and Waiver of Claims.
     4.10     Existing Agreements.

ARTICLE V.    IMPCO'S OBLIGATIONS PRIOR TO CLOSING DATE
     5.1      Information to be held in Confidence.

ARTICLE VI.   COVENANTS AND AGREEMENTS BETWEEN THE PARTIES
     6.1      Lease of Real Property.
     6.2      Insurance Services.
     6.3      Loan Agreement.
     6.4      Distribution Agreement.
     6.5      Shareholders Agreement.
     6.6      Ancillary Agreements.
     6.7      MEDIA's Articles of Association
     6.8      Interim Dividend
     6.9      Sharing Arrangements
     6.10     Management Services

ARTICLE VII.  THE CLOSING
     7.1

ARTICLE VIII. PARTIES OBLIGATIONS AFTER CLOSING...............
     8.1      Sellers' Indemnity..............................
     8.2      The Sellers Tax Obligations.....................
     8.3      IMPCO's Indemnity...............................
     8.4      Limitation of Indemnities.......................
     8.5      Change Articles.................................

ARTICLE IX.   REMEDIES........................................
     9.1      Waiver of Rescission Rights.....................
     9.2      Recovery of Litigation Costs....................

ARTICLE X.    NATURE AND SURVIVAL OF INDEMNITIES, REPRESENTATIONS
              AND OBLIGATIONS.................................
     10.1

ARTICLE XI.   PUBLICITY.......................................
     11.1.....................................................




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ARTICLE XII.  MISCELLANEOUS...................................
     12.1     Fees............................................
     12.2     Expenses........................................
     12.3     Effect of Headings..............................
     12.4     Parties in Interest.............................
     12.5     Assignment......................................
     12.6     Counterparts....................................
     12.7     Notices.........................................
     12.8     Governing Law; Jurisdiction.....................
     12.9     Severability....................................
     12.10    Failure to Enforce..............................
     12.11    Force Majeure...................................
     12.12    Definitions.....................................

































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                              LIST OF SCHEDULES


Schedule 2.2.....List of Power of Attorneys
Schedule 2.6.....Financial Statements
Schedule 2.7.....Material Financial Changes
Schedule 2.9.....Tax Disclosure
Schedule 2.14a...List of current customers of MEDIA
Schedule 2.14b...List of restictive trade agreements and other agreements
Schedule 2.15....List of current suppliers of MEDIA
Schedule 2.16....Description of insurance policies held by Centradas, on behalf of MEDIA
Schedule 2.17....Litigation wherein MEDIA is presently engaged
Schedule 2.21....List of all employment contracts and other agreements of
                 MEDIA
Schedule 2.22....List of MEDIA's bank accounts
Schedule 6.1.....The Lease Agreements
Schedule 6.3.....The Loan Agreement
Schedule 6.4.....The Distribution Agreement
Schedule 6.5.....The Shareholders Agreement
Schedule 6.7a....draft Articles of Association Media-HOLLAND
Schedule 6.7b....draft Articles of Association Media-GERMANY
Schedule 6.7c....draft Articles of Association Media-FRANCE
Schedule 6.8.....Shareholders Resolution Centradas interim-dividend
Schedule 6.9.....Personnel and facilities Sharing Arrangements
Schedule 6.10....Agreement on management services Mr. Frings
Schedule 7.2f....draft notarial deed of transfer of Shares
Schedule 7.2k....draft shareholders resolution appointment of Supervisory directors
Schedule 7.2l I..draft shareholders resolution amendment Articles of
                 Association Media-HOLLAND
Schedule 7.2l II.draft Articles of Association Media-HOLLAND
Schedule 8.5a....draft shareholders resolutions amendment of Articles of
                 Association Media-FRANCE and Media-GERMANY












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                   AGREEMENT OF PURCHASE AND SALE OF STOCK


This Agreement is made as of the 31st day of October 1995 by and between:
1. IMPCO Technologies, Inc., a corporation organized under the law of the State of Delaware, U.S.A. having its principal place of business at 16804 Gridley Place, Cerritos, California 90703-1741 (hereinafter referred to as "IMPCO").
2. Depa Holding B.V., a private company organized under the laws of the Netherlands, having its principal place of business at Koningsweg 7, 6816 TA Arnhem, The Netherlands (hereinafter referred to as the "Holding Co.")
3. Centradas B.V., a private company organized under the laws of The Netherlands, having its principal place of business at Van Gijnstraat 10, 2288 GA Rijswijk Z.H., The Netherlands, hereinafter referred to as "Centradas", the parties referred to under 2 and 3 hereinafter collectively also referred to as "Sellers", and

4. Technisch Bureau Media B.V., a private company organized under the laws of The Netherlands, having its principal place of business at Van Gijnstraat 8/10, 2288 GA Rijswijk Z.H., The Netherlands, hereinafter referred to as "Media-HOLLAND".


                                  WITNESSETH


   WHEREAS, Holding Co. through its wholly owned subsidiary Centradas, owns 100% of the issued and outstanding shares Media-HOLLAND. Media-HOLLAND owns 100% of the issued and outstanding shares of Technisch Bureau Media GmbH, hereinafter referred to as "Media-GERMANY". Media-HOLLAND also owns 99% of the issued and outstanding shares of Bureau Technique Media S.A.R.L. hereinafter referred to as "Media-FRANCE." Media-GERMANY owns 1% of the issued and outstanding shares of Media-FRANCE. Media-HOLLAND, Media-GERMANY and Media-FRANCE are hereinafter collectively referred to as "MEDIA." Media-FRANCE and Media-GERMANY collectively also referred to as the "Subsidiaries";






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   WHEREAS, Holding Co. has agreed to make available  to Media-HOLLAND on the basis of certain terms and conditions an amount of 4,250,000 Dutch guilders by way of loan; and

   WHEREAS, IMPCO desires to purchase from Centradas and it desires to sell to IMPCO 51% of MEDIA's equity for the consideration and upon the terms and conditions hereinafter set forth.

   NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations, and warranties contained in this Agreement, the parties agree as follows:

ARTICLE I.  PURCHASE AND SALE OF STOCK
--------------------------------------
   1.1 SALE AND TRANSFER OF SHARES. Subject to the terms and conditions set forth in this Agreement, on the Closing Date Centradas will sell and convey to IMPCO 51% of the outstanding stock of MEDIA consisting of 255 shares with a nominal value of NLG 500 each in Media-HOLLAND (the "Shares") and IMPCO will purchase the Shares from Centradas. At the Closing, a notarial deed of transfer of the Shares will be executed in accordance with Section 7.1 herein. Simultaneously with and after the transfer of the Shares, the Sellers will execute and do, or cause to be executed and done all such further acts and things which may be requisite under the applicable laws in order to effect the transfer of the Shares or for giving effect to this Agreement and take all additional steps as may be required to put IMPCO in possession and operating control of the assets, properties and business of MEDIA, subject to the terms and conditions here-of.

   1.2 CONSIDERATION. As full payment for the transfer of the Shares, to IMPCO, IMPCO shall pay an aggregate sum of Three million, one-hundred, eighty-seven thousand, five hundred Dutch guilders (NLG 3.187.500) payable by delivery to Centradas at the Closing in accordance with Section 7.1 herein.

ARTICLE II. SELLERS' REPRESENTATIONS AND WARRANTIES
---------------------------------------------------
   2.1 REPRESENTATIONS AND WARRANTIES OF THE SELLERS. The Sellers represent and warrant that the matters set forth in this Article II are true, accurate, complete and not misleading as per the date of this Agreement and as per the Closing Date.

   2.2 ORGANIZATION, STANDING AND QUALIFICATION OF COMPANY(IES). Media-HOLLAND is a company duly organized and validly existing under the laws of the country of the Netherlands and has all necessary corporate powers and authority to own its properties and carry on its business as owned and operated by it. Media-GERMANY is a company duly organized and validly

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existing under the laws of Germany and has all necessary corporate powers and authority to own its properties and carry on its business as owned and operated by it. Media-FRANCE is a company duly organized and validly existing under the laws of France and has all necessary corporate powers and authority to own its properties and carry on its business as owned and operated by it. MEDIA sells its products directly to its customers from its facilities, in the Netherlands, Germany and France or indirectly through distributors and representatives. MEDIA has no material property nor offices in any country except the Netherlands, Germany and France, and MEDIA has no claim of any material nature that it desires to pursue against a party in any foreign jurisdiction. Neither the nature of the business of MEDIA nor the ownership of its properties requires MEDIA to be qualified in any jurisdiction, other than those stated above, in which failure to so qualify would have a material adverse effect on MEDIA. MEDIA is not insolvent, has not been dissolved ("ontbonden"), declared bankrupt ("failliet verklaard"), and no action or request is pending to declare MEDIA bankrupt and MEDIA has neither filed a request for, nor has been granted, a moratorium or a suspension of payment ("surseance van betaling"). No person holds a power of attorney or is authorised to dispose of any funds of MEDIA or to commit in any way except as set forth in Schedule 2.2.

   2.3 CAPITAL STRUCTURE. The authorized capital stock of Media-HOLLAND consists of 2.000 shares of common stock of NLG 500 nominal value each, of which 500 are validly issued and outstanding. The authorized capital stock of Media-GERMANY consists of DM 50,000. The authorized capital stock of Media-FRANCE consists of 500 shares of common stock, of which 500 are validly issued and outstanding. All of the outstanding shares have been validly issued and are fully paid and nonassessable. There are no outstanding subscriptions, options, rights, warrants, convertible securities, or other agreements or commitments obligating MEDIA to issue or to transfer any additional shares of its capital stock of any class.

   2.4 CENTRADAS' TITLE TO SHARES. Centradas is a company duly organized and validly existing, under the laws of the Netherlands. Centradas is the owner, beneficially and of record, of the Shares free and clear of all liens, encumbrances, security agreements, equities, options, claims, charges, and restrictions other than those restrictions imposed on the transfer of the Shares by the laws of the Netherlands. Centradas has full power and is authorized to transfer the Shares to IMPCO without obtaining the consent or approval of any other person, entity, or governmental authority.


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   2.5 SUBSIDIARIES. Media-HOLLAND does not own, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, business, trust, or other entity, except for the Subsidiaries. All the issued and outstanding shares of the Subsidiaries are directly or indirectly owned by Media-HOLLAND, and are free and clear of all liens, encumbrances, and security agreements, equities, options and claims. The Articles of Association and all other legally required corporate records of the Subsidiaries have been made available or furnished to IMPCO.

   2.6 FINANCIAL STATEMENTS. Schedule 2.6 to this Agreement sets forth an unaudited consolidated/ "combined" balance sheet of MEDIA as of July 31, 1995, and an unaudited consolidated/"combined" income statement of MEDIA for the seven-months ended July 31, 1995, herein after collectively referred to as "Financial Statements". The Financial Statements of Schedule 2.6 are true, complete and correct in all material respects and give a true and fair view of the consolidated/"combined" financial position and results of operations of MEDIA as of July 31, 1995. The Financial Statements comply with generally accepted accounting principles in the Netherlands on bases and accounting principles which have been consistently applied by MEDIA in the preparation of its statutory accounts for the preceding five financial years. The Financial Statements are not affected by any extraordinary or non-recurring items and disclose in all material respects the assets and liabilities (including unquantified or disputed liabilities) of MEDIA as at July 31, 1995. The books of account for MEDIA from which the Financial Statements were prepared accurately reflect in all material respects, all of MEDIA's items of income and expense, all of its assets and liabilities and all of its accruals and reserves.

   2.7 ABSENCE OF MATERIAL FINANCIAL CHANGES. Except as set forth in
Schedule 2.7, since July 31, 1995, MEDIA has not:
     (a) incurred any material obligation or liability, whether absolute or contingent, except obligations and liabilities incurred in the ordinary course of their respective businesses;
     (b) discharged or satisfied any material lien or encumbrance, or paid any material obligation or liability, whether absolute or contingent, other than current liabilities having become due and payable since that date in the ordinary course of business of MEDIA and/or obligations and liabilities under contracts referred to in any Schedule annexed hereto;
     (c) made or agreed to make or materially change any wage, salary, or employee benefit increases;
     (d) sold or transferred any of their material intangible or tangible assets or cancelled any material debts or claims, except in each case in the ordinary course of business;


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     (e)  sold, assigned, or transferred any patent, tradename, trademark or copyright;
     (f) suffered any extraordinary losses or waived any rights of substantial value;
     (g) suffered any loss, damage, or destruction to any of their properties due to fire or other casualty, whether or not insured, which loss, damage or destruction materially and adversely affects their businesses, properties or operations;
     (h) issued or sold or agreed to issue or sell any shares of capital stock or any option, warrant or right in respect to such capital stock, or any promissory notes, evidences of indebtedness or any other securities, or reclassified or agreed to reclassify its capital stock;
     (i) mortgaged, pledged or subjected to lien, charge or any other encumbrance any of their tangible or intangible assets;
     (j) made or agreed to make capital expenditures in any one case or in the aggregate of more than 25,000 Dutch guilders;
     (k) declared or paid any dividends or other distributions of any kind whether out of profits or capital and no right to dividends in connection with or on the Shares have been assigned novated or transferred to any other person, except for the interim dividend to Centradas, as referred to in Section 6.9 of this Agreement;
     (l) paid, distributed, advanced or loaned any money or agreed to pay, distribute, advance or loan money, to any of their directors, officers or employees or any other person or legal entity , except in the ordinary course of business;
     (m) amended their Articles of Association except with the consent of IMPCO;
     (n) conducted their business otherwise than in its ordinary and usual manner; or
     (o) paid or agreed to pay any fees or costs, including professional fees, incurred in connection with this Agreement or the transactions contemplated hereby, except for expenses paid or accrued for in the Closing Statements.

   2.8 ABSENCE OF UNDISCLOSED LIABILITIES. MEDIA does not have any material debt or liability of any nature, whether accrued, absolute, contingent, or otherwise, and whether due or to become due, that is not fully and correctly reflected or reserved against in the Financial Statements, except for those that may have been incurred in the ordinary course of business after July 31, 1995. Except as set forth in Schedule 2.7 to this Agreement, such debts, liabilities, and obligations incurred after such date are usual and normal in amount both individually and in the aggregate.


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   2.9 TAX RETURNS AND AUDITS. When used in this Agreement, "Tax" means all local (municipal) State provincial, national or foreign taxes and other impositions and social security contributions, whether direct or indirect, due or payable to or to be raised on previous periods, or claimed or disposed by, the Dutch or any other government or any subdivision thereof, whether by withholding or otherwise, including any impost, duty, levy, excise, charge, premium, tax or social security contribution and any interest or penalty relating thereto. MEDIA has duly and timely filed or caused to be filed all Tax and other returns required by law and/or regulations and has duly and timely paid, withheld, or made provision for the payment of all Tax. No objection ("bezwaar") or appeal ("beroep" or "cassatie") is presently pending or to the best of Sellers' knowledge will be filed or may have to be filed with the Tax authorities or the competent Court or Courts. MEDIA has sufficient records and accounts as required by the tax and social security laws of the Netherlands and of any other relevant jurisdictions. The competent Tax authorities have never rejected any records and accounts of MEDIA as the basis for the computation of any Tax liability. Proper and accurate amounts have been withheld by MEDIA from its employees for all periods in complete compliance with the Tax laws, and MEDIA has withheld such amounts as required and such withholdings have been timely paid by MEDIA to the respective governmental agencies. There are no known present disputes as to the Tax position of MEDIA or any of its properties, assets or income or regarding any Tax returns filed by MEDIA nor are there any audits or investigations by any Tax authorities presently being made or except as disclosed in Schedule 2.9 expected, nor are there requests for exchange of information pending regarding any Taxes relative to MEDIA or any of its business relations. No collection procedure have been initiated against MEDIA or any of its properties, assets or income for the account of any Tax. MEDIA has not received any reminders ("aanmaningen") or warrants ("dwangbevelen"). To the best of Sellers knowledge MEDIA nor any of its managing directors in their capacity of managing directors have at any time been the subject of a criminal investigation relating to or involving Tax. The Sellers and MEDIA have not concluded any agreement, ruling or compromise with any Tax authority which may affect MEDIA's Tax position, nor is Media subject to any special Tax regime. The Financial Statements reflect in all material respects the amount of Tax payable by MEDIA. In the Financial Statements adequate reserves have been provided for any contingent or deferred Tax ("latente belastingen"). As of the Closing Date, the Sellers shall release MEDIA from any liability under any Tax sharing agreement among the Sellers and MEDIA.
Except as otherwise provided below, the Sellers shall have the right to direct the handling of all matters relating to Tax attributable to periods ending on or before the Closing Date for which the Sellers are liable for under Section
10.2 hereof, including the right to prosecute all administrative and judicial remedies, to settle all issues and to enter into closing agreements; provided that (i) the Sellers shall only after the prior

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written consent of IMPCO enter into any settlement or other agreement that may materially increase Tax liabilities of MEDIA for taxable years ending after the Closing Date; (ii) the Sellers shall inform MEDIA, and MEDIA shall inform the Sellers and IMPCO, upon receipt of any notices, assessments, or the like, that will materially affect the Tax liability of MEDIA; (iii) in filing any Tax return involving MEDIA, the Sellers shall not, except as may be required by law or any governmental Taxing or other agency, materially deviate form the manner in which any item was reported in prior years without the written consent of IMPCO, which shall not be unreasonably withheld.

   2.10 INVENTORY. The inventories of MEDIA, including without limitation, raw materials, work in process, finished goods and literature (collectively called "Inventory") reflected in MEDIA's balance sheet as of July 31, 1995, included in the Financial Statements, consist of items that are of good and merchantable quality and are usable and saleable in the ordinary course of business by MEDIA, except for an amount represented by the inventory reservation set forth in such balance sheet.
Except for sales made in the ordinary course of business since July 31, 1995, all material Inventory is the absolute property of MEDIA. No items of Inventory are subject to security interests to the effect that it would substantially affect the business interests of MEDIA. The value of Inventory as reflected in the Financial Statements is determined on the basis of a weighted-average cost consistent with prior years.

   2.11 OTHER TANGIBLE PERSONAL PROPERTY. The books and records of MEDIA, contain a reasonable description of all trucks, automobiles, and material items of machinery and equipment. No material tangible property used by MEDIA in connection with its business is held under any lease, security agreement, conditional sales contract, or other title retention or security arrangement and is located other than in the possession and under the control of MEDIA. The tangible property owned or possessed by MEDIA constitutes all such tangible personal property necessary for the conduct by MEDIA of its business as now conducted.

   2.12 ACCOUNTS RECEIVABLE. All trade accounts receivable of MEDIA reflected in the balance sheet of MEDIA as of July 31, 1995, included in the Financial Statements, arose from valid sales in the ordinary course of business and will be fully recoverable in the ordinary course of business and in any event within 150 days after they have become due and payable. Such balance sheet reflects adequate reserves for doubtful accounts and trade discounts, on a basis consistent with that of prior years.


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Receivables not collected after 150 days after they become due and payable will be assigned to Centradas against payment of the bookvalue of such receivables as per July 31, 1995 (the nominal amount less possible provisions for such receivable), under deduction of payments on such receivable received by MEDIA.

   2.13 TITLE TO ASSETS. MEDIA has good and marketable title to all their material assets, whether real, personal, mixed, tangible, and intangible. Such assets constitute all the assets that are used in the business of MEDIA and are free and clear of mortgages and pledges, and to the best of Sellers' knowledge after due and diligent enquiry of liens, charges, or encumbrances. The equipment and other tangible assets of MEDIA are in good operating condition and repair and are adequate for the uses to which they are being put and none of such property is in need or maintenance or repairs except for ordinary, routine maintenance and normal wear and tear.

   2.14 CUSTOMERS AND SALES. Schedule 2.14a to this Agreement is a list of current customers of MEDIA which on an individual basis have made purchases exceeding 100,000 Dutch guilders during the 12 months ended December 31, 1994. To the best knowledge of the Sellers, there are no facts or circumstances, indicating that any of these customers intend to cease doing business with MEDIA or to materially alter the amount of business they are presently doing with MEDIA. Except as disclosed in Schedule 2.14b, MEDIA has not been and is not a party to any agency, distributorship, marketing, purchasing, manufacturing or licensing agreement or arrangement or any restrictive trading or other agreement or arrangement which in any way has restricted its freedom to carry on the whole or any part of its business or to use or exploit its assets in any part of the world in such manner as it thought or may think fit. To the best of Sellers' knowledge MEDIA has not manufactured or sold products or provided services which or are or will become in any material respect faulty or defective.
Except in the ordinary course of business MEDIA has not accepted any liability or obligation to service, repair, maintain, take back or otherwise do or not do anything in respect of any goods or products that would apply after the goods or products have been delivered by it.

   2.15 SUPPLIERS AND PURCHASES. Schedule 2.15 to this Agreement is a list of current suppliers of MEDIA which on an individual basis have sold inventory or services exceeding 100,000 Dutch guilders during the 12 months ended December 31, 1994. To the best knowledge and belief of the Sellers, there are no facts or circumstances, indicating that any of these suppliers intend to cease doing business with MEDIA or to materially alter the amount of business they are presently doing with MEDIA.


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   2.16 INSURANCE POLICIES. Schedule 2.16 to this Agreement is a description of all insurance policies presently in effect and held by Centradas or other third parties, on behalf of MEDIA, concerning its businesses and properties and liability policies held by MEDIA and related agreements in the possession of MEDIA have been furnished or made available to IMPCO. MEDIA, or the Sellers on behalf of MEDIA, have maintained and now maintain (1) property insurance on all of MEDIA's material assets and business of a type customarily insured, covering property damage and loss of income by fire or other casualty, and (2) liability insurance protection against liabilities, claims and risks against which it is customary to insure, including consequential damages and economic loss and all forms of legal liability ("wettelijke aansprakelijkheid"). No such policy is in default for failure to pay premiums nor is any claim pending under such policy and to the best of Sellers' knowledge there is nothing that would give rise to a claim under such policies or which would cause any of them to be or become void or voidable.

   2.17 LITIGATION. Except as disclosed in Schedule 2.17, MEDIA is not engaged in any litigation or arbitration proceeding as plaintiff or defendant except for debt collection of sums not exceeding 25,000 Dutch guilders and Sellers are not aware of any pending, or threatened suit, action, arbitration, or legal, administrative or other proceeding, or governmental investigation against or affecting MEDIA, assets and financial condition. To the best knowledge and belief of the Sellers, no party has been physically injured and no property has been damaged by MEDIA, or by any of its employees or officers, which would give rise to any material claim against MEDIA nor is presently engaged in any legal action to recover damages sustained by any of them or to recover any moneys of a material amount due to any of them.

   2.18 DEFAULT. Neither the execution nor the performance of any obligations under this Agreement will result in a breach or violation of any term or provision of or constitute a material default under any agreement or instrument to which MEDIA is a party or under which MEDIA has any rights or obligations and which such default or violation would have a materially adverse effect on the business, properties, or financial condition of MEDIA.

   2.19 AUTHORITY AND CONSENTS. The Sellers and MEDIA have the right, power, legal capacity, and authority to enter into, and perform its respective obligations under, this Agreement including the Ancillary Agreements. The execution and delivery of this Agreement, and documents contemplated herein, by the Sellers and MEDIA have been duly authorized by all necessary corporate actions.


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   2.20 CORPORATE DOCUMENTS. The Sellers and MEDIA have furnished or made available to IMPCO for its examination (i) true, correct and complete copies of the Articles of Association of MEDIA; (ii) the minute books of MEDIA and other legally required corporate documents; and (iii) the shareholders register of MEDIA setting forth all transfers of any shares.

   2.21 EMPLOYMENT CONTRACTS AND BENEFITS. Schedule 2.21 to this Agreement constitutes a list of all MEDIA's employment contracts or oral agreements, pension, bonus, social benefit plans, guaranteed vacations, sick pay, termination pay, leave of absence or other material written agreements, or other material oral agreements, providing for employee (either active or retired) remuneration or benefits. MEDIA is not in default under any of these agreements, nor has MEDIA incurred liabilities under these agreements or arrangements in excess of 25,000 Dutch guilders, except as otherwise disclosed herein. Copies of all such agreements or arrangements have been provided or made available to IMPCO. Other than disclosed in Schedule 2.21 or reserved for in the Financial Statements, MEDIA is not a party to or makes or is required to make employer contributions to any pension, profit sharing, retirement compensation, bonus, severance, medical or life insurance or other employee (or ex-employee) welfare or benefit plans, agreements or arrangements maintained for the benefit of any of the employees or any payment of "back-service" contributions now or upon retirement, death or disability of any of its employees.

   2.22 BANK ACCOUNTS. Schedule 2.22 to this Agreement constitutes a list of all MEDIA's accounts with banks or other financial institutions, including account names, addresses, and account numbers, in which MEDIA has an account, deposit, or safe deposit box, with the names of the person authorized to draw on these accounts or deposits or to have access to these boxes.

   2.23 LABOR MATTERS. There are no works council, whether voluntarily or involuntary, strikes, slowdowns, organizational efforts, discrimination charges, or other labor disputes pending or threatened against MEDIA.

   2.24 ENVIRONMENTAL MATTERS. To the best knowledge and belief of the Sellers no hazardous substance has been generated, manufactured, released, refined transferred, stored, treated, handled, managed, discharged, used or disposed of onto, upon, over, beneath or from the real properties leased or used by MEDIA. There are no claims outstanding from any employees in relation to any disease or illness contracted as a result of environmental matters in the course of their employment by MEDIA.





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

   2.25 COMPLIANCE. MEDIA has complied with all material laws, regulations and orders of a national or supranational nature applicable to it or its business and has obtained all requisite permits, licences, authorizations, consent or other approval in order to conduct its business as it is presently conducted and has at all the times complied with the material terms and conditions of such permits, licences, authorizations and consents including but not limited to environments licences. MEDIA has not received any notice or other communication from which is appears that it may be or is alleged to be in violation of any applicative laws or licences or that any such licence may be subject to modification, suspension or revocation and to the best of Sellers' knowledge there are no circumstances likely to give rise to any such violation or modification, suspension or revocation MEDIA is not (nor has been) a party to any arrangement, agreement, concerted practice or course of conduct which contravenes or infringes Articles 85 or 86 of the Treaty establishing the European Community or any other anti-trust or similar legislation in any jurisdiction in which MEDIA carries on business or has assets or sales.

   2.26 INTERCOMPANY LIABILITIES. MEDIA has been released from any and all liabilities relating to or in connection with the liabilities of companies belonging to the group of companies to which the Sellers belong.

   2.27 DISCLOSURE. All material facts and circumstances have been disclosed by the Sellers to IMPCO or IMPCO's advisors which may reasonably be required to enable IMPCO to verify and judge the desirability and appropriateness of entering into this Agreement.


ARTICLE III. IMPCO'S REPRESENTATIONS AND WARRANTIES
---------------------------------------------------
   IMPCO represents and warrants the accuracy and completeness of the matters set forth in this Article III are true, accurate, complete and not misleading as per the date of this Agreement and as per the Closing Date.

   3.1 ORGANIZATION, GOOD STANDING, APPROVAL. IMPCO is a corporation duly organized, validly existing, and in good standing under the laws of the state of Delaware and has all necessary corporate powers and authority to own its properties and carry on its business as owned and operated by it. The execution and delivery of this Agreement, including the Ancillary Agreements, and the consummation of the transaction contemplated by this Agreement by IMPCO have been duly authorized, will not result in any breach of or violate or constitute a default under their respective Articles of Incorporation or By-Laws, and no further corporate authorization, including any necessary shareholder approval, is necessary on the part of IMPCO.

   3.2 APPROVAL. No consent, approval, or authorization of, or declaration, filing, or registration with, any United States federal or state governmental or regulatory authority is required to be made or obtained by IMPCO in connection with the execution, delivery, and performance of this Agreement, including the Ancillary Agreements and the consummation of the transactions contemplated by this Agreement, except for compliance with the filing requirements of the U.S. Securities and Exchange Commission.


ARTICLE IV. SELLERS' AND MEDIA'S OBLIGATIONS BETWEEN THE DATE HEREOF AND
-------------------------------------------------------------------------
THE CLOSING DATE
----------------
   4.1 IMPCO'S ACCESS TO PREMISES AND INFORMATION. IMPCO and its counsel, accountants, and other representatives shall, subject to the confidentiality covenant in the Letter of Intent between the parties dated August 14, 1995, have full access during normal business hours to all properties, books, accounts records, contracts, and documents of or relating to MEDIA. The Sellers and MEDIA shall furnish or cause to be furnished to IMPCO and its representatives all data and information concerning the business, finances, and properties of MEDIA that may be reasonably be requested.

   4.2 CONDUCT OF BUSINESS IN NORMAL COURSE. The Sellers and MEDIA agree that MEDIA will carry on its business and activities diligently and in substantially the same manner as previously has been carried out and shall not make or institute any unusual or novel methods of manufacture, purchase, sale, lease, management, accounting, or operation that may vary materially from those methods used by MEDIA as of the date of this Agreement.

   4.3 PRESERVATION OF BUSINESS AND RELATIONSHIPS. The Sellers and MEDIA agree that MEDIA shall use its commercially reasonable efforts to preserve its business organizations intact, to keep available to MEDIA its present employees, directors, and key employees and to preserve its present relations with suppliers, customers, and others having business relationships with it.

   4.4 CORPORATE MATTERS. The Sellers agree that MEDIA will not (i) amend its Articles of Association except to the extent approved by IMPCO; (ii) issue any shares of its capital stock; (iii) issue or create any warrants, obligations, subscriptions, options, convertible securities, or other commitments under which any additional shares of its capital stock of any class might be directly or indirectly authorized, issued, or transferred from treasury; or (iv) agree to do any of the acts listed above.

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

   4.5 MAINTENANCE OF INSURANCE. The Sellers agree to use commercially reasonable efforts to continue to carry their existing insurance, on behalf of MEDIA, on the same basis as presently carried.

   4.6 EMPLOYEES AND COMPENSATION. The Sellers and MEDIA agree that MEDIA will not do, or agree to do any of the following acts without the written consent of IMPCO, which consent shall not unreasonably be withheld: (i) make any material change in compensation payable or to become payable by either of them, to any officer, employee, sales agent or representatives except in the ordinary course of business; or (ii) make any material change in benefits payable to any Managing Director, employee, sales agent, or representative under any bonus or pension plan or other contract or commitment.

   4.7 NEW TRANSACTIONS. The Sellers and MEDIA agree that MEDIA will not do or agree to do, without IMPCO's written consent, which shall not be unreasonably be withheld, any of the following acts:
     (1) Enter into any contract commitment, or transaction not in the usual and ordinary course of business provided however, that no such contracts, commitment or transaction in excess of 100,000
          Dutch guilders shall be considered to be in the ordinary course of business; or
     (2) Make any capital expenditures in excess of 50,000 Dutch guilders, or enter into any lease of equipment or property under which the annual lease charge is in excess of 50,000 Dutch guilders; or
     (3) Sell or dispose of any capital assets with a net book value exceeding 25,000 Dutch guilders, individually or in the aggregate.

   4.8 DIVIDENDS, DISTRIBUTIONS AND ACQUISITIONS OF STOCK. The Sellers and MEDIA agree that MEDIA will not:
     (1) Declare, set aside, or make any distribution in respect of its capital stock, except for the Interim Dividend as referred to in
          Section 6.8;
     (2) Directly or indirectly purchase, redeem, or otherwise acquire any shares of its capital stock;
     (3) Directly or indirectly pay, distribute or advance any money to either MEDIA's or Sellers' Managing Directors, Supervisory Boards, except any payments in the ordinary course of business;
     (4) enter into any agreement obligating it to do any of the foregoing prohibited acts.

   4.9 PAYMENT OF LIABILITIES AND WAIVER OF CLAIMS. Except in the ordinary course of business, the Sellers and MEDIA agree that MEDIA will not, or agree not to do, any of the following acts: (i) pay any obligation or liability, fixed or contingent, other than current liabilities; (ii) waive or compromise


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

any right or claim; or (iii) cancel, without full payment, any note, loan, or other obligation owing to MEDIA.

   4.10 EXISTING AGREEMENTS. Except in the ordinary course of business, the Sellers and MEDIA agree that MEDIA will not modify, amend, terminate any of its existing contracts or agreements, or agree to do any of those acts, which will have a material adverse affect on the respective businesses of MEDIA.


ARTICLE V.  IMPCO'S OBLIGATIONS PRIOR TO CLOSING DATE
-----------------------------------------------------
   5.1 INFORMATION TO BE HELD IN CONFIDENCE. IMPCO agrees that, unless and until the Closing has been consummated, IMPCO and their officers, directors, and other representatives strictly adhere to the confidentiality covenant as set out in the Letter of Intent between the parties dated August 14, 1995.


ARTICLE VI.  COVENANTS AND AGREEMENTS BETWEEN THE PARTIES
---------------------------------------------------------
   6.1 LEASE OF REAL PROPERTY. Effective upon the Closing Date, the Sellers undertake to cause Beheba B.V., a private company organized in the country of Netherlands, having its principal place of business at Koningsweg 7, 6816 TA Arnhem, Netherlands, (hereinafter referred to as the "Lessor") with the same principals as the Holding Co. to enter into lease agreements with respect to the business properties presently in use by MEDIA, located at the Van Gijnstraat 8-10, 2288 GA Rijswijk and at Frijdastraat 18, 2288 EX Rijswijk. MEDIA shall lease the above specified two premises at an annual rental of 200,000 Dutch guilders for a period of five years, with an option to renew for five subsequent years, all under terms and conditions as set out in the Lease Agreements, substantially in the form as attached hereto as Schedule 6.1 (the "Lease Agreements").

   6.2 INSURANCE SERVICES. Centradas has obtained and paid for certain insurance policies for the benefit and on behalf of MEDIA, including those set forth in Schedule 2.16 of this Agreement. Effective upon the Closing Date, Centradas shall continue to carry MEDIA's existing insurance, on behalf of MEDIA, on the same basis as presently carried and MEDIA shall be charged for the premiums at the current market rates with current market brokerage commission equal to the rates charged to other clients of Centradas.

   6.3 LOAN AGREEMENT. Effective upon the Closing Date Holding Co. shall make available to Media-HOLLAND a loan in the amount of 4.250,000 (four million, two hundred and fifty thousand) Dutch guilders on the terms and conditions as set out in a loan agreement, in the form attached hereto as Schedule 6.3 (the "Loan Agreement").


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

   6.4 DISTRIBUTION AGREEMENT. Effective upon the Closing Date IMPCO and MEDIA shall enter into a distribution agreement setting out the terms and conditions between the parties, in the form as attached hereto as Schedule 6.4 (the "Distribution Agreement").

   6.5 SHAREHOLDERS AGREEMENT. Effective upon the Closing Date IMPCO and the Sellers shall enter into a shareholders agreement setting out the terms, conditions and understandings between the parties as shareholders of MEDIA (hereinafter to be referred to as the "Shareholders Agreement"), in the form as attached hereto as Schedule 6.5.

   6.6 ANCILLARY AGREEMENTS. The Lease Agreements referred to in Section 6.1, the Loan Agreement referred to in Section 6.3, the Distribution Agreement referred to in Section 6.4 and the Shareholders Agreement referred to in
Section 6.5 are collectively referred to herein as "Ancillary Agreements".

   6.7 MEDIA'S ARTICLES OF ASSOCIATION. Parties agree that the Articles of Association of Media-HOLLAND and the Subsidiaries shall be amended in order to read as per the drafts attached hereto as Schedule 6.7a, 6.7b and 6.7c. Preceding implementation of the amended Articles of Association and effective the Closing Date, parties shall observe the provisions of amended Articles of Association as per Schedule 6.8a, 6.8b and 6.8c as if the amendment had already been effectuated and shall do all such acts and things to have the amendments processed at the shortest possible notice.

   6.8 INTERIM DIVIDEND. Centradas is entitled to the profits of MEDIA up to October 31, 1995 as reflected in the Closing Statements certified by Deloitte & Touche, accountants, which profits minus a 35%-reserve for corporate income tax and minus an amount of NLG 172.442 for backservice pension liabilities will be made available to Centradas by way of interim dividend and in connection therewith Centradas shall adopt the shareholders resolution attached hereto as
Schedule 6.8. Upon first written request of Centradas IMPCO will cause MEDIA to distribute such interim dividend in accordance with the instructions of Centradas within 90 days from the Closing Date.

   6.9 SHARING ARRANGEMENTS. It is understood between the parties that there are with respect to personnel and facilities existing arrangements between MEDIA and companies belonging to the group of companies to which Sellers belong. Such presently existing arrangements are set out in Schedule 6.9, which Schedule also specifies the basis on which charges for the sharing arrangements are calculated and imposed.


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

Parties agree that the sharing arrangements shall be continued after the Closing Date as per the specifications of Schedule 6.9, subject however to review from time to time, whereby the actual requirements of MEDIA for such services and the current market rate for such services shall be the basis.

   6.10 MANAGEMENT SERVICES. With respect to the services of Mr. Frings as Managing Director of Media the parties have agreed as per the agreement attached hereto as Schedule 6.10.


ARTICLE VI. THE CLOSING
-----------------------
   7.1 TIME AND PLACE. The transfer of the Shares by the Holding Co. to IMPCO (the "Closing") shall take place at the offices of Van Schoonhoven In 't Veld in Amsterdam, The Netherlands at 14:00 p.m. local time on October 31, 1995, or such other time and place as the parties may agree to in writing (the "Closing Date"). On the Closing Date, the following actions shall be taken:
     (a)  Centradas shall adopt the shareholders resolution referred to in
          Section 6.8 on the basis of which the interim dividend shall be distributed.
     (b) Sellers shall produce certified resolutions of Sellers's and MEDIA's shareholders resolutions and MEDIA's Supervisory Board resolutions, in form and substance satisfactory to counsel of IMPCO, authorizing the execution and performance of this Agreement and all actions to be taken by the Sellers and MEDIA under this Agreement;
     (c) MEDIA shall submit to IMPCO a certified copy of the updated shareholders register of Media-FRANCE;
     (d) The Sellers shall produce the written resignations of all of the members of MEDIA's Supervisory Board;
     (e) IMPCO shall submit certified Resolutions of IMPCO's Board of Directors, in form and substance satisfactory to the Sellers' counsel, authorizing the execution and performance of this Agreement and all actions to be taken by IMPCO under this Agreement;
     (f) A notarial deed shall be executed, in accordance with the draft attached hereto as Schedule 7.1f on the basis of which the Shares are transferred to IMPCO;
     (g) Sellers shall submit to IMPCO a copy of the updated shareholders register of Media-HOLLAND in which the transfer of the Shares tot IMPCO has been registered;
     (h) IMPCO shall cause a sum of 3,187,500 Dutch guilders to be wire transferred to the bank account of the Holding Co. as follows:


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

          account number: 25.71.98.520
          bank:           MeesPierson The Hague
          in the name of: DEPA Holding B.V.
     (i) IMPCO and Centradas, as shareholders of Media-HOLLAND, shall adopt a shareholders resolution, substantially in the form as attached hereto as Schedule 7.1i, in which Messrs. R.M. Stemmler, T.A. Schock and N. Coe are appointed as Supervisory Directors of Media-HOLLAND;
     (j) IMPCO and Centradas, as shareholders of Media-HOLLAND, shall adopt a shareholders resolution substantially in the form as attached hereto as Schedule 7.1j a, in which it is resolved to amend the Articles of Association of Media-HOLLAND as per the draft attached hereto as Schedule 7.1j b;
     (k)  The Lease Agreements shall be executed by parties thereto;
     (l)  The Loan Agreement shall be executed by the parties thereto;
     (m) The Distribution Agreement shall be executed by the parties thereto;
     (n) The Shareholders Agreement shall be executed by the parties thereto.
     (o) The Agreement on Management Services of Mr. Frings shall be executed by the parties thereto.


ARTICLE VIII. PARTIES OBLIGATIONS AFTER CLOSING
-----------------------------------------------
   8.1 SELLERS' INDEMNITY.
     (a)  Subject to all of the provisions of this Section 8.1 and
          Section 2.1 if this transaction closes, the Sellers shall indemnify and hold harmless IMPCO from and against:
          (i) any and all liabilities, obligations, damages, deficiencies and expenses resulting from any breach of obligation incurred hereunder, or non-fulfilment of, any agreement on the part of the Sellers and/or MEDIA under the terms of this Agreement or because any representation or warranty herein or in any certificate furnished or required to be furnished pursuant to this Agreement by the Sellers, MEDIA, or any of it directors, employees or representatives to IMPCO shall be false or misleading in any material respect, except as permitted herein, as of the Closing Date; and
          (ii) all actions, suits, proceedings, demands, assessments, judgments, costs, and expenses, including reasonable attorney's fees, incident to the foregoing.
     (b) In computing the amount to be paid by the Sellers under its indemnity obligations, there shall be deducted an amount equal to any tax benefits received by IMPCO through MEDIA, taking into account the income tax treatment of the receipt of these payments.


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

     (c) IMPCO shall promptly notify the Sellers of the existence of any claim, demand, or other matter to which the Sellers' indemnification obligations would apply and shall give them a reasonable opportunity to defend the same at their own expense and with counsel of their own selection, provided that IMPCO shall at all times also have the right to fully participate in the defense at its own expense. If the Sellers fail to defend, within a reasonable amount of time, then IMPCO shall have the right, but not the obligation, to undertake the defense of, and to compromise or settle (exercising reasonable judgment), the claim or other matter on behalf, for the account, and at the risk of the Sellers. If the claim is one that cannot by its nature be defended solely by the Sellers (including without limitation, any federal, state, local or other tax proceedings), then IMPCO shall make available,as required, all information and assistance that the Sellers may reasonably request.
     (d) It is specifically understood that the Sellers' indemnities under this Agreement shall not apply to any provisions, obligations, or agreements set forth in the Ancillary Agreements which shall be self governing.
     (e) IMPCO's rights under this Section 8.1 shall be its exclusive right to recovery of damages from the Sellers by reason of, or failure by the Sellers or MEDIA to perform any of its representations warranties, covenants, obligations, liabilities or agreements in this Agreement.

   8.2.1 THE SELLERS TAX OBLIGATIONS. The Sellers agree to pay when due, or reimburse within a reasonable time, all Tax of MEDIA with respect to any period of time prior to and through the Closing Date, including any Tax incurred in connection with the transfer of the shares of Media-FRANCE to Media-HOLLAND and Media-GERMANY respectively (also in the event that such transfers would take place after the Closing Date) and the transfer of the Shares to IMPCO hereunder and and any other Tax payable by MEDIA arising from taxable events prior to the Closing Date.

   8.2.2 MEDIA shall reimburse and indemnify Sellers for any additional corporate income tax including reasonable costs, which Sellers may claim as a result of a fiscal revaluation of MEDIA's assets in connection with the termination of the fiscal unity between MEDIA and Sellers, provided that such reimbursement and indemnification shall only be payable if, when and to the extent that MEDIA will have any tax benefits as a result of such fiscal revaluation of its assets.

   8.3 IMPCO'S INDEMNITY.
     (a) Subject to all of the provisions of this Section 8.3, IMPCO shall indemnify and hold harmless the Sellers from and against:


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

          (i) any and all liabilities, obligations, damages, deficiencies and expenses resulting from any breach of obligation incurred hereunder, or non-fulfilment of, any agreement on the part of IMPCO under the terms of this Agreement or because any representation or warranty herein or in any certificate furnished or required to be furnished pursuant to this Agreement by IMPCO or any of it directors, employees or representatives shall be false or misleading in any material respect, except as permitted herein, as of the Closing Date and
          (ii) all actions, suits, proceedings, demands, assessments, judgments, costs, and expenses, including reasonable attorney's fees, incident to the foregoing.
     (b) In computing the amount to be paid by IMPCO under its indemnity obligations, there shall be deducted an amount equal to any tax benefits received by the Sellers through MEDIA, taking into account the income tax treatment of the receipt of these payments.
     (c) The Sellers shall promptly notify IMPCO of the existence of any claim, demand, or other matter to which IMPCO's indemnification obligations would apply and shall give it a reasonable opportunity to defend the same at its own expense and with counsel of its own selection; provided that the Sellers shall at all times also have the right to fully participate in the defense at its own expense. If IMPCO fails to defend, within a reasonable amount of time, then the Sellers and MEDIA shall have the right, but not the obligation, to undertake the defense of, and to compromise or settle (exercising reasonable judgment), the claim or other matter on behalf, for the account, and at the risk of the IMPCO. If the claim is one that cannot by its nature be defended solely by IMPCO (including without limitation, any federal, state, local or other tax proceedings), then the Sellers and MEDIA shall make available, as required, all information and assistance that IMPCO may reasonably request.
     (d) It is specifically understood that IMPCO's indemnities under this Agreement shall not apply to any provisions, obligations, or agreements set forth in the Ancillary Agreements which shall be self governing.
     (e) The Sellers' rights under this Section 8.3 shall be their exclusive right to recovery of damages from IMPCO by reason of, or failure by IMPCO to perform any of its representations, warranties, covenants, or agreements in this Agreement.

   8.4a LIMITATION OF INDEMNITIES. IMPCO's rights under Section 8.1 and 8.2 and Sellers's rights under Section 8.3 shall only result in an obligation of the other party to indemnify and hold harmless pursuant to this Article 8 (i) if the losses and damages resulting from an incorrectness of each individual


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

statement, representation or warranty exceed 25,000 (twenty five thousand) Dutch guilders and (ii) the amount payable shall exceed 100,000 (hundred thousand) Dutch guilders in the aggregate, it being understood that if the amounts payable under (i) and (ii) exceed such limits such amounts shall be reimbursed in full, and it being understood that neither party shall be under liability pursuant to this Article 8 to the extent the aggregate liability in respect of all claims inclusive of interest, cost and expenses would exceed 3,187,000 (three million onehundred eightyseven thousand) Dutch guilders.

   8.4b Furthermore, neither party shall be liable pursuant to this Article 8 unless the party has served on the other party a written notice giving details of the claim in question (i) before the expiration of a period of two years after Closing in case of indemnity obligations as per article 8.1 sub (a) and
8.3 sub (a) respectively other than the indemnity obligations relating to Tax;
(ii) with respect to the representations and warranties and further obligations relating to Tax, before the expiration of three months after the expiration of the statutory term in which Tax authorities can issue (additional) assesments.

   8.5 CHANGE ARTICLES. IMPCO and the Sellers shall procure that MEDIA shall adopt shareholders resolutions substantially in the form as attached hereto as
Schedule 8.5a in order to change the Articles of Association of Media-FRANCE and Media-GERMANY to read as per the drafts attached hereto as Schedules 6.7b and 6.7c.


ARTICLE IX. REMEDIES
--------------------
   9.1 WAIVER OF RESCISSION RIGHTS. Notwithstanding any breach or default by any of the parties of any of their respective representations, warranties, covenants, or agreements, under this Agreement, if the purchase and sale contemplated by it shall be consummated at the Closing, each of the parties waives any rights that it or they may have to rescind or annul this Agreement, provided however, that this waiver shall not affect any other rights or remedies available to the parties under this Agreement or under the law.

   9.2 RECOVERY OF LITIGATION COSTS. If any legal action or any arbitration or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party or parties, shall be entitled, to recover reasonable attorney's fees and other costs incurred in that action or proceeding, in addition to any other relief to which they may be entitled.


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

ARTICLE X.  NATURE AND SURVIVAL OF INDEMNITIES, REPRESENTATIONS AND
-------------------------------------------------------------------
OBLIGATIONS
-----------
   10.1 No representations or warranties whatever are made by any party, except as specifically set forth in this Agreement, or in an instrument, certificate, or other writing provided for in this Agreement.
All statements contained in any of these instruments, certificates, or other writings shall be deemed to be representations and warranties under this Agreement. The representations, warranties and indemnities made by the Sellers and IMPCO in this Agreement or in instruments, certificates, or other writings provided for in the agreements to be performed or complied with by these respective parties under it before the Closing Date, shall be deemed to be continuing and shall subject to the provisions of article 8.4 sub b survive the Closing. Nothing in this Section 10.1 shall affect the obligations and indemnities of the parties with respect to covenants and agreements contained in this Agreement that are permitted to be performed, in whole or in part, after the Closing Date.


ARTICLE XI. PUBLICITY
---------------------
   11.1 All notices to third parties other than required by law or any regulatory authority and all other publicity concerning the transactions contemplated by this Agreement shall be jointly planned and coordinated by and between IMPCO and the Holding Co. No party shall act unilaterally in this regard without the prior approval of the others, however this approval shall not be unreasonably withheld.


ARTICLE XII. MISCELLANEOUS
--------------------------
   12.1 FEES. Each party represents and warrants that it has not dealt with a broker or finder in connection with any transaction contemplated by this Agreement, and as far as it knows, no broker or any other person is entitled to any commission or finder's fee in connection with any of these transactions.

   12.2 EXPENSES. Each party shall pay all costs and expenses incurred or to be incurred by it in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated by this Agreement.

   12.3 EFFECT OF HEADINGS. The subject headings of the Articles and sections of this Agreement are included for convenience only and shall not affect the construction or interpretation of any of its provisions.


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

   12.4 PARTIES IN INTEREST. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to it and their respective successors and assigns, nor is any thing in this Agreement intended to relieve or discharge the obligation or liability of any third person to any party to this Agreement, nor shall any provision give any third persons any right of subrogation or action against any party to this Agreement.

   12.5 ASSIGNMENT. This Agreement shall be binding on, and inure to the benefit of, the parties to it and their respective heirs, legal representatives, successors, assigns, provided however, that IMPCO, the Sellers and MEDIA may not transfer or assign any of their rights under this Agreement, except with explicit prior written approval of the other parties.

   12.6 COUNTERPARTS. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

   12.7 NOTICES. All notices, demands, requests, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given, or on the second day after mailing if mailed to the party to whom the notice is to be given, by First Class, (Air-Mail for international delivery), postage prepaid and properly addressed as follows:


   To the Holding Co. at:
      Depa Holding B.V.
      Koningsweg 7
      6816 TA Arnhem, The Netherlands
      Attn.: Mr. Neile Coe


   To Centradas at:
      Centradas B.V.
      Van Gijnsstraat 10
      2288 GA  Rijswijk, The Netherlands
      Attn.: Mr. Neile Coe


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   To MEDIA at:
      Technisch Bureau Media B.V.
      Vam Gijnsstraat 8-10
      2288 GA  Rijswijk, The Netherlands
      Attn.: Mr. R. Frings

   With a copy to:
      Mr. M.C.D. Wesseling
      Houthoff
      P.O. Box 1507
      3000 BM  Rotterdam, The Netherlands

   To IMPCO at:
      IMPCO Technologies, Inc.
      16804 Gridley Place
      Cerritos, CA, USA 90701
      Attn.: Mr. Robert M. Stemmler

   With a copy to:
      Mrs. S.A. in 't Veld
      Van Schoonhoven In 't Veld
      P.O. Box 75999
      1070 AZ  Amsterdam, The Netherlands

Any party may change its address for purpose of this Section by giving the other parties written notice of the new address in the manner set forth above.

   12.8 GOVERNING LAW; JURISDICTION. This Agreement is subject to the laws of the Netherlands. Notwithstanding the non-exclusive authority of the President of the District Court of The Hague in summary proceedings any and all disputes arising in connection with this Agreement or agreements resulting therefrom shall be settled, subject to any appeal, in accordance with the Rules of the Netherlands Arbitration Institute (Nederlands Arbitrage Instituut). Any appeal from the arbitral award shall be governed by the same procedural rules as applicable to the arbitral procedure in the first instance. The arbitral pannel shall be composed of three arbiters. The place of arbitration shall be Amsterdam. The arbitration shall be conducted in the English language.

   12.9 SEVERABILITY. This Agreement and the Schedules attached or appended to this Agreement, constitute the entire Agreement between the parties pertaining to the subject matter contained in it and supersedes all prior and


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contemporaneous agreements, representations, and understandings of the parties. No supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by all of the parties. No waiver of any of the provision of this Agreement shall be deemed, or shall constitute, a waiver of any provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

   12.10 FAILURE TO ENFORCE. Failure of either party to enforce any of the terms of this Agreement shall not be construed as a waiver of rights thereunder preventing the subsequent enforcement of such provisions or recovery of damages for breach thereof.

   12.11 FORCE MAJEURE. Neither party shall be responsible for delays or failures in performance from acts beyond the control of such party. Such acts shall include but not be limited to acts of God, strikes, lockouts, riots, acts of war, epidemics, governmental regulations superimposed after the fact, fire, communication line failures, power failures, earthquakes or other disasters.

   12.12 DEFINITIONS. The following terms are defined in this Agreement in the
Section indicated:
IMPCO...............................Preamble
Holding Co..........................Preamble
Centradas...........................Preamble
Sellers.............................Preamble
Media-HOLLAND.......................Preamble
Media-GERMANY.......................Preamble
Media-FRANCE........................Preamble
MEDIA...............................Preamble
Subsidiaries........................Preamble
Shares..............................1.1
Financial Statements................2.6
Tax.................................2.9
Inventory...........................2.10
Lessor..............................6.1
Lease Agreements....................6.1
Loan Agreement......................6.3
Distribution Agreement..............6.4
Shareholders Agreement..............6.5
Ancillary Agreements................6.6
Closing Statements..................6.8
Closing.............................7.1
Closing Date........................7.1








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IN WITNESS WHEREOF, the parties to this Agreement have duly executed it on this
31st day of October, 1995.

IMPCO TECHNOLOGIES, INC               DEPA HOLDING B.V.
-----------------------               -----------------

/s/ S.A. in `t Veld                   /s/ G.P. Kersten
--------------------                  --------------------
S.A. in 't Veld                       G.P. Kersten
Attorney by proxy                     Managing Director



TECHNISCH BUREAU MEDIA B.V.           CENTRADAS B.V.
---------------------------           --------------

/s/ R.M.H. Frings                     /s/ G.P. Kersten
--------------------                  --------------------
R.M.H. Frings                         Depa Holding B.V.
Managing Director                     By: G.P. Kersten
                                          Managing Director





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